                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------

                                   FORM 8-K

                                CURRENT REPORT

 [X]  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 19, 2000


                              __________________

                        Commission File Number: 0-22350

                        MERCURY INTERACTIVE CORPORATION
            (Exact name of registrant as specified in its charter)

                Delaware                                    77-0224776
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)


                   1325 Borregas Avenue, Sunnyvale, CA 94089
                    (Address of principal executive offices)

                                 (408) 822-5200
              (Registrant's telephone number, including area code)

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
                                        8-K

Item 5.                      ...........................................      3
Item 7.                      ...........................................      3
Table 1                      ...........................................      5
Table 2                      ...........................................      6
Sup Balance Sheet            ...........................................     18
Sup Income Statement         ...........................................     19
Table 3                      ...........................................     20
Cash Flow Statement          ...........................................     21
Table 4                      ...........................................     23
Table 5                      ...........................................     25
Table 6                      ...........................................     27
Table 7                      ...........................................     28
Table 8                      ...........................................     29
Table 9                      ...........................................     30
Table 10                     ...........................................     30
Table 11                     ...........................................     31
Table 12                     ...........................................     31
Table 13                     ...........................................     32
Table 14                     ...........................................     32
Table 15                     ...........................................     32
Table 16                     ...........................................     32
Table 17                     ...........................................     33
Table 18                     ...........................................     34
Table 19                     ...........................................     35
Sup Balance Sheet 2          ...........................................     37
Sup Income Statement 2       ...........................................     38
Sup Cash Flow Statement 2    ...........................................     39
Table 20                     ...........................................     40
Table 21                     ...........................................     41
Table 22                     ...........................................     42
Table 23                     ...........................................     42



                                    EX-23.1

EX-23.1.                     ...........................................     43

Item 5. OTHER EVENTS


This Current Report on Form 8-K is to file the Supplemental Consolidated Financial Statements, Selected Supplemental Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Supplemental Consolidated Financial Statements with respect to the acquisition of Conduct Ltd. ("Conduct") by Mercury Interactive Corporation
("the Company"), which acquisition was closed on November 30, 1999.   Pursuant
to a share exchange agreement dated November 24, 1999, the Company acquired all of the outstanding capital shares and assumed all of the outstanding stock options of Conduct in exchange for approximately 408,000 shares of the Company's stock. The acquisition is being accounted for as a pooling of interests
transaction.   Accordingly, the financial statements and other financial data reflect the Company's financial position and results of operations as if Conduct was a wholly owned subsidiary of the Company since inception.


Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


        (a)  Exhibits.


             23.1 Consent of Independent Accountants


        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Mercury Interactive Corporation

  Date: January 19, 2000

                              By /s/ Sharlene Abrams
                                 ---------------------------------------------
                                 Sharlene Abrams, Vice President of Finance and Administration, Chief Financial Officer and Secretary
                                 (Principal Accounting and Financial Officer)

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION
                 -----------------------------------------------

    SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION OF MERCURY INTERACTIVE
Selected Supplemental Consolidated Financial Data                                                                               5

Management's Discussion and Analysis of Financial Condition and Results of Operations                                           6

Report of Independent Accountants                                                                                              17

Supplemental Consolidated Balance Sheets at December 31, 1998 and 1997                                                         18

Supplemental Consolidated Statements of Operations for the three years ended December 31, 1998, 1997 and 1996                  19

Supplemental Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1998, 1997 and 1996        20

Supplemental Consolidated Statements of Cash Flows for the three years ended December 31, 1998, 1997 and 1996                  21

Notes to Supplemental Consolidated Financial Statements                                                                        22

Selected Supplemental Consolidated Financial Data/2/

                                                                                   Year ended December 31,
                                                      ------------------------------------------------------------------------------
                                                         1998            1997            1996             1995           1994
                                                         ----            ----            ----             ----           ----
                                                                       (in thousands, except per share amounts)
Statements of Operations Data:
Revenue:
  License..........................................      $ 84,450        $56,683         $43,270          $32,765        $20,270
  Service..........................................        36,550         20,017          11,280            6,685          3,180
                                                      -----------      ---------       ---------       ----------      ---------
     Total revenue.................................       121,000         76,700          54,550           39,450         23,450
                                                      -----------      ---------       ---------       ----------      ---------

Cost of revenue:
  License..........................................         6,291          4,351           3,419            2,626          1,594
  Service..........................................        11,757          6,225           3,240            1,887            872
                                                      -----------      ---------       ---------       ----------      ---------
     Total cost of revenue.........................        18,048         10,576           6,659            4,513          2,466
                                                      -----------      ---------       ---------       ----------      ---------
Gross profit.......................................       102,952         66,124          47,891           34,937         20,984
                                                      -----------      ---------       ---------       ----------      ---------

Operating expenses:
  Research and development, net....................        16,907         11,333           9,670            6,523          4,285
  Write off of in-process research and development
    and related expenses...........................            --          5,500              --            7,700             --
  Marketing and selling............................        57,243         37,073          29,426           21,361          9,576
  General and administrative.......................         8,466          6,642           4,178            3,911          2,531
  Settlement of litigation.........................            --             --           2,600            2,000             --
                                                      -----------      ---------       ---------       ----------      ---------
     Total operating expenses......................        82,616         60,548          45,874           41,495         16,392
                                                      -----------      ---------       ---------       ----------      ---------

Income (loss) from operations......................        20,336          5,576           2,017           (6,558)         4,592
Other income, net..................................         4,640          3,083           3,375            2,277          1,348
                                                      -----------      ---------       ---------       ----------      ---------

Income (loss) before provision for income taxes....        24,976          8,659           5,392           (4,281)         5,940
Provision for income taxes.........................         5,451          2,927           1,157              970            891
                                                      -----------      ---------       ---------       ----------      ---------
Net income (loss)..................................      $ 19,525        $ 5,732         $ 4,235          $(5,251)       $ 5,049
                                                      ===========      =========       =========       ==========      =========
Net income (loss) per share (basic)................      $   0.55        $  0.18         $  0.13          $ (0.19)       $  0.20
                                                      ===========      =========       =========       ==========      =========
Net income (loss) per share (diluted)..............      $   0.50        $  0.17         $  0.13          $ (0.19)       $  0.19
                                                      ===========      =========       =========       ==========      =========

Weighted average common shares (basic).............        35,327         32,747          31,817           27,894         25,220
                                                      ===========      =========       =========       ==========      =========
Weighted average common shares and equivalents
(diluted)..........................................       39,409         34,229          33,127           27,894         26,674
                                                      ===========      =========       =========       ==========      =========

                                                                                     December 31,
                                                       ----------------------------------------------------------------------------
                                                         1998             1997            1996             1995              1994
                                                         ----             ----            ----             ----              ----
Balance Sheet Data:
  Working capital....................................    $ 96,267       $ 87,733        $ 78,046         $ 75,475         $33,722
  Total assets.......................................     204,686        143,663         117,625          112,820          49,594
  Stockholders' equity...............................     146,408        112,120          99,048           92,616          39,167

/2/ All historical information has been restated to reflect the acquisition of Conduct Ltd. on November 30, 1999 which was accounted for as a pooling of interests.
The above share and per share amounts do not reflect the effect of the two-for-one stock split announced on January 13, 2000.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations


     All historical financial information and analysis have been restated to reflect the acquisition of Conduct Ltd. on November 30, 1999, which was accounted for as a pooling of interests (see Notes 1 and 8 to the Supplemental Consolidated Financial Statements).

     This Management's Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of the Company's expectations regarding future trends affecting its business. These forward looking statements and other forward looking statements made elsewhere in this document are made in reliance upon the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Please read the section below titled "Factors that may affect future results" to review conditions which the Company believes could cause actual results to differ materially from those contemplated by the forward looking statements. Forward looking statements include, but are not limited to, those items identified with a footnote symbol 1. The Company undertakes no obligation to update the information contained herein.

     The following table sets forth, as a percentage of revenue, certain consolidated statements of operations data for the periods indicated (after giving effect to rounding). These operating results are not necessarily indicative of the results for any future period.

                                                                             Year ended December 31,
                                                                 ----------------------------------------------
                                                                    1998            1997               1996
                                                                 ----------      ----------       -------------
Revenue:
      License..................................................          70%               74%               79%
      Service..................................................          30                26                21
                                                                 ----------      ------------     -------------
            Total revenue......................................         100               100               100
                                                                 ----------      ------------     -------------

Cost of revenue:
      License..................................................           5                 6                 6
      Service..................................................          10                 8                 6
                                                                 ----------      ------------     -------------
            Total cost of revenue..............................          15                14                12
                                                                 ----------      ------------     -------------

Gross profit...................................................          85                86                88
                                                                 ----------      ------------     -------------

Operating expenses:
      Research and development, net............................          14                15                18
      Write off of in-process research and development
          and related expenses.................................          --                 7                --
      Marketing and selling....................................          47                48                54
      General and administrative...............................           7                 9                 7
      Settlement of litigation.................................          --                --                 5
                                                                 ----------      ------------     -------------

            Total operating expenses...........................          68                79                84
                                                                 ----------      ------------     -------------

Income from operations.........................................          17                 7                 4
Other income, net..............................................           4                 4                 6
                                                                 ----------      ------------     -------------

Income before provision for income taxes.......................          21                11                10
                                                                 ----------      ------------     -------------

Provision for income taxes.....................................           5                 4                 2
                                                                 ----------      ------------     -------------

Net income ....................................................          16%                7%                8%
                                                                 ----------      ------------     -------------

Revenue

     License revenue increased to $84.5 million in 1998 from $56.7 million in 1997 and $43.3 million in 1996. The Company's growth in license revenue is attributable primarily to growth in license fees from the WinRunner, LoadRunner and TestDirector products, particularly for use by customers to test electronic business, enterprise resource planning, and Year 2000 remediation applications. License revenue also benefited from increased productivity from the Company's alternate distribution channels, such as referral partners, systems integrators and value added resellers. For the year ended December 31, 1998, the indirect sales channel accounted for approximately 50% of total revenue compared to 47% and 43% for the year ended December 31, 1997 and 1996, respectively.

     Service revenue increased to $36.6 million or 30% of total revenue in 1998 from $20.0 million or 26% of total revenue in 1997 and $11.3 million or 21% of total revenue in 1996. The increase in service revenue in 1998 compared to 1997 and 1996 was primarily due to the renewal of maintenance contracts and an increase in training and consulting revenue. The Company expects that service revenue will continue to increase in absolute dollars as long as the Company's customer base continues to grow./1/

     International revenue represented 35%, 36% and 33% of total revenue in 1998, 1997 and 1996, respectively. The absolute dollar growth in international revenue reflected the Company's continued investment in international operations. The decrease in international revenue as a percentage of revenue from 1997 to 1998 was due primarily to higher relative growth in domestic revenue during 1998. The Company expects international revenue to continue to increase in absolute dollars; however, achievement of these results cannot be assured./1/

Cost of revenue

     License cost of revenue, as a percentage of license revenue, was 7% in 1998 and 8% in 1997 and 1996. License cost of revenue includes cost of production personnel, product packaging and amortization of capitalized software development costs. The decrease in license cost of revenue as a percentage of revenue in 1998 reflected primarily flat absolute dollar amortization of capitalized software development costs over the three years.

     Service cost of revenue, as a percentage of service revenue, increased to 32% in 1998 from 31% in 1997 and 29% in 1996. Service cost of revenue consists primarily of costs of providing customer technical support, training and consulting. The increase in service cost of revenue in 1998 reflected an increase in outsourced training and consulting.

Research and development, net

     For the year ended December 31, 1998, research and development, net was $16.9 million, or 14% of total revenue, an increase from $11.3 million, or 15% of total revenue in 1997, and $9.7 million, or 18% of total revenue in 1996. The increase in absolute dollars in 1998 as compared to 1997 reflected an increase in spending of $3.3 million due to growth in research and development headcount from 137 to 181, and increased royalty payments to the Office of the Chief Scientist in Israel, net of grants received, of $712,000. Also, in 1997, the Company capitalized software development costs of $500,000 compared to zero in 1998.

     In September of 1997, the Company acquired certain technologies from Dixon Software Technology, which was integrated into its next generation of load-testing products. As a result of this purchase in the third quarter of 1997, the Company recorded a one-time charge for write off of in-process research and development and related expenses of $5.5 million.

     Research and development expense for each of the three years ended December 31, 1998, 1997 and 1996 was net of research grants received by the Company from the government of Israel, and included royalty expense for obligations to the government of Israel for sales of products developed under government-funded research. The Company obtained grants from the Office of the Chief Scientist in the Israeli Ministry of Industry and Trade ("the Chief Scientist") in the amounts of $1.6 million, $2.1 million and $1.8 million in 1998, 1997 and 1996, respectively. In 1996, the Company also received a grant in the amount of $391,000 from the Israel-U.S. Binational Industrial Research and Development Foundation ("BIRD-F"). The Company is not obligated to repay these grants; however, it has agreed to pay royalties at rates ranging from 2% to 5% of product sales resulting from the research,


________________________________
/1/Forward looking statement
up to the amount of the grants obtained and for certain grants up to 150% of the grants obtained. Royalty expense under these agreements amounted to approximately $2.7 million, $1.6 million and $1.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, the Company was committed to pay, if and when earned, $2.8 million in additional royalties for Chief Scientist grants and $700,000 for the BIRD-F grants. The Company has not applied for, nor does it anticipate applying for, any future Chief Scientist or BIRD-F grants.

     During 1998, the Company did not capitalize any software development costs. The Company capitalized $500,000 and $1.3 million during the years ended December 31, 1997 and 1996, respectively, in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization charges included in cost of license revenues were $600,000 in both 1998 and 1997 and $300,000 in 1996. In conjunction with the technology acquisition in 1997, the Company wrote off approximately $250,000 of capitalized development costs as obsolete. At December 31, 1998 and 1997 the Company had a net balance of capitalized software development costs of $585,000 and $1.2 million, respectively.

     The Company intends to continue making significant expenditures on research and development to develop new products and expand the platforms and operating systems on which its products are offered./1/ While the Company believes that these current research and development expenditures will be beneficial in the long term development of its business, there can be no assurance that the development of products will be successful or will not be rendered obsolete by future technology acquisitions or developments./1/ Research and development expenditures are incurred substantially in advance of related revenue and in some cases do not result in the generation of revenue.

Marketing and selling

     Marketing and selling expenses were $57.2 million in 1998, compared to $37.1 million in 1997 and $29.4 million in 1996. The increase in expenses in 1998 as compared to 1997 was primarily due to an increase in personnel related costs of $8.7 million reflecting growth in sales headcount from 159 to 238, an increase in sales commissions of $5.6 million attributable to higher revenue, an increase in facilities and related costs of $2.0 million and an increase in spending on marketing programs of $1.7 million. The increase in expenses in 1997 as compared to 1996 was primarily due to an increase in personnel related costs of $3.7 million, and an increase in sales commissions of $3.4 million.
The Company expects marketing and selling expenses to increase in absolute dollars as total revenue increases, but such expenses may vary as a percentage of revenue./1/


General and administrative

     General and administrative expense increased to $8.5 million, or 7% of total revenue in 1998, from $6.6 million, or 9% of total revenue in 1997 and $4.2 million, or 8% of total revenue in 1996. The increase in absolute dollars in 1998 reflected primarily increased personnel and information systems costs.

Other income, net

     Other income, net consists primarily of interest income and foreign exchange gains and losses. The increase in other income, net to $4.6 million in 1998 from $3.1 million in 1997 reflected increased interest income on higher average cash and investment balances. The decrease in other income, net in 1997 from $3.4 million in 1996 was due primarily to foreign exchange losses. (See
Note 2 to Notes to Consolidated Financial Statements)

Provision for income taxes

     The Company participates in special programs sponsored by the government of Israel relating to taxation, contributing to significantly lower income tax expense than expected based on the U.S. federal income tax rate. Future provisions for taxes will depend upon the mix of worldwide income and the tax rates in effect for various tax jurisdictions.

     In the 1997 and 1998 tax provisions, the Company has not fully recognized the tax benefit associated with the write off of in-process technology and related expenses because realization of the future tax benefit is uncertain.

--------------
/1/  Forward looking statement
                                       8

Net income

     The Company reported net income of $19.5 million in 1998, compared to net income of $5.7 million in 1997 and $4.2 million in 1996. In 1997, the results of operations were impacted by the acquisition of certain technologies which resulted in a one-time charge for write off of in-process research and development and related expenses of $5.5 million. The Company's operating expenses are based, in part, on its expectations of future revenues, and expenses are generally incurred in advance of revenues. The Company plans to continue to expand and increase its operating expenses to support anticipated revenue growth/1/. If revenues do not materialize in a quarter as expected, the Company's results from operations for that quarter are likely to be materially adversely affected. Net income may be disproportionately affected by a reduction in revenue because only a small portion of the Company's expenses varies with its revenue.


Inflation

     Inflation has not had a significant impact on the Company's operating results to date.



Risk Factors

     In addition to the Supplemental Consolidated Financial Statements, Selected Supplemental Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Supplemental Interim Financial Statements included in this Current Report on Form 8-K filed on January 19, 2000, the following risk factors should be considered carefully in evaluating Mercury and its business. This Current Report on Form 8-K contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Mercury's financial conditions, results of operations and businesses. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions indicate forward-looking statements. In addition, Mercury has identified certain forward looking statements below and elsewhere in this Current Report on Form 8-K with a footnote symbol/1/. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     Mercury's business will suffer if it does not successfully respond rapidly
     --------------------------------------------------------------------------
to technological changes. The market for software products is characterized by:
------------------------

     .    rapidly changing technology;
     .    frequent introduction of new products; and
     . changes in customer requirements which can render existing products obsolete or unmarketable.

     To maintain its competitive position, Mercury must continue to develop and introduce in a timely and cost-effective manner enhancements to our existing and new products that keep pace with technological developments and achieve market acceptance. We cannot assure you that:

     . Mercury will be able to successfully identify, develop, manufacture, market or support new products or enhancements, including the application performance management class of products;
     .    any such new products or enhancements will gain market acceptance;
     .    Mercury will be able to respond effectively to technological changes;
          or
     . Mercury will not encounter technical or other difficulties that could delay or inhibit introduction of new products in the future.

     If Mercury is unable to introduce new products or enhancements and respond to industry changes on a timely basis, our business could be materially adversely affected.

     Mercury is dependent on a limited number of products concentrated in
     --------------------------------------------------------------------
relatively new markets.  Mercury's current products and products under
----------------------
development are limited in number and concentrated in the automated software


_____________________________________
/1/Forward looking statement
testing and application performance management markets. These markets have experienced rapid worldwide growth, and they remain relatively new and not well penetrated. Although Mercury believes that the current trend toward increased use of automated software testing and application performance management will continue, we cannot assure you that the automated software testing and application performance management markets will continue to expand or that Mercury's products will be accepted in any expanded market./1/ Price reductions or declines in demand for Mercury's software testing or application performance management products, whether as a result of competition, technological change or other factors, would have a material adverse effect on Mercury's results of operations or financial position.

  Operating results may fluctuate significantly and may be difficult to predict.
  -----------------------------------------------------------------------------
Mercury may experience significant fluctuations in future quarterly operating results. A number of factors, many of which are outside of our control, are likely to cause fluctuations in operating results, including, but not limited to:


     .    the demand for our products;
     .    our success in developing new products;
     .    delays in introduction of new products or product enhancements by
          Mercury;
     .    the size and timing of individual orders;
     .    software bugs or other product quality problems;
     .    competition and pricing;
     . customer order deferrals in anticipation of new products or product enhancements;
     .    reduction in demand for automated software testing products;
     .    changes in operating expenses;
     .    mix of products sold; and
     .    general United States or international economic conditions.

     In addition, Mercury's operating results are subject to a number of additional factors which could cause a revenue shortfall in any given quarter:

     . a significant portion of Mercury's operating expenses is relatively fixed, and planned expenditures are based on sales forecasts;
     . products are generally shipped as orders are received, and, consequently, quarterly sales and operating results depend significantly on the volume and timing of orders received during the quarter, which are difficult to forecast;
     . Mercury has historically received a substantial portion of its orders at the end of a quarter, up to the last few days of a quarter; and
     .    product orders are affected by the buying patterns of customers.

     If an unanticipated order shortfall occurs at the end of a quarter, Mercury's operating results for the quarter could be materially adversely affected. Mercury believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

     The computer software market is intensely competitive and Mercury continues
     ---------------------------------------------------------------------------
to face direct competition mainly from well established, publicly-held
----------------------------------------------------------------------
companies. There could be a material adverse effect on Mercury's results of
---------
operations or financial position if any of the major software manufacturers, which have significantly greater financial and technical resources than Mercury, decided to devote substantial resources to entering the software testing or application performance management markets or if there is an increase in developing testing or application performance management utilities internally by Mercury's customers or potential customers. A variety of external and internal factors could materially adversely affect Mercury's ability to compete:

     . the relative functionality, price, performance and reliability of the products offered by Mercury and its competitors;
     . the timing and success of new product development or enhancement efforts of Mercury and its competitors; and

__________________________________
/1/  Forward looking statement

     .    the effectiveness of the marketing and sales efforts of Mercury and its competitors.

     Mercury expects to face increasing competition in the automated software testing and application performance management markets./1/ We cannot assure you that Mercury will be able to compete successfully in the future or that competitive pressures will not materially adversely affect Mercury's business.

     Mercury is substantially dependent on its alternate distribution channels.
     -------------------------------------------------------------------------
Mercury has derived a substantial portion of its revenues from sales of its products through alternate distribution channels such as referral partners, system integrators, and value-added resellers. Mercury expects that sales of its products through its alternate distribution channels will continue to account for a substantial portion of its revenues for the foreseeable future. Mercury's dependence on such partners is subject to a number of risks:

     . Each of Mercury's system integrators and value added resellers can cease marketing Mercury's products with limited notice and with little or no penalty;

     . Mercury's current system integrators and value added resellers may not be able to effectively sell our new products or product applications;

     . Mercury may not be able to recruit additional or replacement system integrators and value added resellers if we lose any of our current partners;

     . Mercury's system integrators and value added resellers also offer competitive products manufactured by third parties; or

     . Mercury's system integrators and value added resellers may not give priority to the marketing of Mercury's products as compared to our competitors' products.

     The loss of one or more of our major system integrators and value added resellers or any reduction or delay in sales of Mercury products by our system integrators and value added resellers could have a material adverse effect on our business, results of operations and financial condition.

     Mercury is dependent on its international operations for a substantial
     ----------------------------------------------------------------------
portion of its revenues.   Sales to customers located outside the United States
-----------------------
have historically accounted for a significant percentage of revenue and Mercury anticipates that such sales will continue to be a significant percentage of
Mercury's total revenue./1/   Mercury's international activities expose it to
additional risks. As Mercury continues to expand internationally, it is increasingly subject to risks of doing business internationally, including:

     .    unexpected changes in regulatory requirements and tariffs;
     .    export restrictions;
     .    political and economic instability;
     .    difficulties in staffing and managing foreign operations;
     .    reduced protection for intellectual property rights in some countries;
     .    longer payment cycles;
     .    problems in collecting accounts receivable;
     .    potentially adverse tax consequences;
     . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;
     . fluctuations in currency exchange rates may make Mercury products more expensive to international customers; and
     . future international activity may result in foreign currency denominated sales, causing gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations.

     Any of these risks could harm our international operations. For example, some European countries already have laws and regulations related to technologies used on the Internet that are more strict than those currently in force in the United States. Any or all of these factors could cause our business and prospects to suffer.

     Mercury's financial results may be negatively impacted by foreign currency
     --------------------------------------------------------------------------
fluctuations.  Since certain of Mercury's sales are made in currencies other
------------
than the U.S. Dollar and its financial results are reported in U.S.

--------------------------
/1/  Forward looking statement

Dollars, fluctuations in the rates of exchange between the U.S. Dollar and other currencies may have a material adverse effect on Mercury's results of operations, including:

     . an increase in the value of a particular currency relative to the U.S. Dollar will increase the U.S. Dollar reporting value for transactions in such currency;
     . a decrease in the value of such currency relative to the U.S. Dollar will decrease the U.S. Dollar reporting value for transactions in such currency; and
     . Mercury incurs expenses in Pacific Rim and European currencies, primarily for employee salaries and marketing and sales expenses, as a result, an increase in the value of Pacific Rim and European currencies in comparison to the U.S. Dollar could increase sales and marketing costs.

     As Mercury continues to expand its international operations, Mercury expects to see an increase in exposures related to non-dollar denominated sales./1/ Mercury attempts to limit foreign exchange exposure through operational strategies and by using forward contracts to offset the effects of exchange rate changes on intercompany trade balances. These efforts depend upon estimates of transaction activity in various currencies. We cannot assure you that Mercury will be successful in making these estimates. To the extent these estimates are overstated or understated during periods of currency volatility, Mercury could experience material currency gains or losses.

     Mercury must effectively manage growth.  Since 1991, Mercury has
     --------------------------------------
experienced significant annual increases in revenue. This growth has placed and, if it continues, will place a significant strain on Mercury's management, resources and operations. To accommodate its growth, Mercury is implementing a variety of new or expanded business and financial systems, procedures and controls, including the improvement of our accounting, and customer support systems. We cannot assure you that the implementation of such systems, procedures and controls can be completed successfully, or without disruption of Mercury's operations. If Mercury's growth continues, we will be required to hire and integrate substantial numbers of new employees. The market has become increasingly competitive both in the United States and internationally and may require Mercury to pay higher salaries. Mercury's failure to manage growth effectively could have a material adverse effect on Mercury's business, operating results and financial condition.

     Mercury's success depends to a significant extent on the performance of its
     ---------------------------------------------------------------------------
senior management and certain key employees.  Competition for highly skilled
-------------------------------------------
employees, including sales, technical and management personnel, is intense in the computer software industry. Mercury's continued success depends in significant part on its ability to attract additional qualified employees and to retain the services of current key employees. In particular, the loss of the services of one or more of Mercury's executive officers could have a material adverse effect on Mercury's business and results of operations.

     Mercury stock will likely be subject to substantial price and volume
     --------------------------------------------------------------------
fluctuations due to a number of factors, some of which are beyond Mercury's
---------------------------------------------------------------------------
control.  The trading price of Mercury's common stock has been and is likely to
-------
continue to be highly volatile. Mercury's stock price has increased substantially in the last two years. Mercury's stock price is subject to wide fluctuations in response to a variety of factors including:

     .    quarterly variations in operating results;
     .    announcements of technological innovations;
     .    announcements of new software or services by Mercury or its competitors;
     .    changes in financial estimates by securities analysts; or
     .    other events beyond our control.

     In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of software or Internet software companies could depress Mercury's stock price regardless of its operating results.


-----------------------------
/1/ Forward looking statement

     Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of Mercury's shareholders brought such a lawsuit against Mercury, it could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of Mercury's management.

     Acquisitions Mercury has made and may make in the future could disrupt its
     --------------------------------------------------------------------------
business or not be successful and harm its financial condition.   Mercury has in
--------------------------------------------------------------
the past, and intends in the future, to acquire or make investments in other complementary companies, products and technologies. Mercury recently acquired Conduct Ltd. In the event of any future acquisitions or investments, Mercury could:

     . issue stock that would dilute the ownership of its then existing shareholders;
     .    incur debt;
     .    assume liabilities;
     . incur amortization expense related to goodwill and other intangible assets; or
     .    incur large and immediate write-offs.

These acquisitions and investments also involve numerous risks, including:

     . problems integrating the operations, technologies or products purchased with those Mercury already has;
     .    unanticipated costs and liabilities;
     .    diversion of management's attention from Mercury's core business;
     . adverse effects on existing business relationships with suppliers and customers;
     . risks associated with entering markets in which Mercury has no or limited prior experience; and
     . potential loss of key employees, particularly those of the acquired organizations.

     Mercury's failure to adequately protect its proprietary rights may harm its
     ---------------------------------------------------------------------------
competitive position.   Mercury relies on a combination of patents, copyrights,
--------------------
trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in its products and services. However, Mercury will not be able to protect its intellectual property if it is unable to enforce its rights or if it does not detect unauthorized use of its intellectual property.

     Mercury holds five patents for elements contained in certain of its products, and we have filed several other U.S. patent applications on various elements of its products. There can be no assurance that Mercury's patent applications will result in issued patents or that, if issued, the patents would be upheld if challenged.

     Mercury has applied for trademarks and service marks on certain terms and symbols that it believes are important for its business. Mercury also has one registered copyright. In addition, it generally enters into confidentiality or license agreements with its employees and consultants and with its customers and corporations with whom Mercury has strategic relationships, and Mercury attempts to maintain control over access to and distribution of its software documentation and other proprietary information. However, the steps Mercury has taken to protect its technology or intellectual property may be inadequate. Mercury's competitors may independently develop technologies that are substantially equivalent or superior to Mercury's. Moreover, in other countries where Mercury does business, there may not be effective legal protection of patents and other proprietary rights that Mercury believes are important to Mercury's business.

     Mercury's commercial success will also depend in part on not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in its products. It is uncertain whether any third party patents will require Mercury to develop alternative technology or to alter its products or processes, obtain licenses or cease activities that infringe on third party's intellectual property rights. If any such licenses are required, they may be very costly or Mercury may not be able to obtain such licenses at all. Mercury's failure to obtain a license to any technology that it may require to commercialize its products and services could cause its business and prospects to suffer.

     In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Litigation like this, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could harm our business.

     Mercury's products may contain product errors which could subject Mercury
     -------------------------------------------------------------------------
to product liability claims. Mercury's products may contain undetected errors or
---------------------------
failures when first introduced or as new versions are released, which can result in loss of or delay in market acceptance and could adversely impact future operating results. In selling its products, Mercury frequently relies on "shrink wrap" licenses that are not signed by licensees, the provisions in such licenses limiting Mercury's exposure to potential product liability claims may therefore be unenforceable under the laws of certain jurisdictions. Mercury currently carries errors and omissions insurance against such claims, however, we cannot assure you that such insurance will continue to be available on acceptable terms, if at all, or that such insurance will provide Mercury with adequate protection against product liability or other claims. In the event of a products liability claim, Mercury may be found liable and required to pay damages which could materially affect Mercury's financial condition.

     Operations in Israel may be affected by volatile economic, political and
     ------------------------------------------------------------------------
military conditions. Mercury's research and development operations are primarily
-------------------
located in Israel and may be affected by economic, political and military conditions in that country. In addition to the risk factors affecting international sales and operations generally, Mercury's business is also dependent on trading relationships between Israel and other countries. Accordingly, Mercury's operations could be adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners were interrupted or curtailed. This risk is heightened due to the restrictions on Mercury's ability to manufacture or transfer outside of Israel any technology developed under research and development grants from the government of Israel as described in the risk factor below. Additionally, Mercury participates in special Israeli government programs that provide significant tax advantages. The loss of or any material decrease in these tax benefits would have a material adverse effect on Mercury.

     Mercury is subject to restrictions imposed by grants from the government of
     ---------------------------------------------------------------------------
Israel. Since its inception, Mercury has obtained royalty-bearing grants from
------
various Israeli government agencies. Mercury received and recognized $1.6 million in such grants in 1998; however, it has not applied nor does it currently anticipate applying for future grants./1/ Mercury believes these grants are no longer needed to subsidize Mercury's research and development projects/1/. The terms of certain grants prohibit the manufacture of products developed under these grants outside of Israel and the transfer of technology developed pursuant to the terms of these grants to any person, without the prior written consent of the government of Israel. As a result, if Mercury is unable to obtain the consent of the government of Israel, Mercury may not be able to take advantage of strategic manufacturing and other opportunities outside of Israel.

     Anti-takeover effects of certain charter provisions, unissued preferred
     -----------------------------------------------------------------------
stock and Delaware law. Mercury's Board of Directors has the authority to issue
----------------------
up to 5,000,000 shares of Preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mercury. Mercury has no present plans to issue shares of Preferred Stock. In addition, Mercury is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. Furthermore, certain provisions of Mercury's Certificate of Incorporation may have the effect of delaying or preventing changes in control or management of Mercury, which could adversely affect the market price of Mercury's common stock.


---------------------------
/1/ Forward looking statement

     Year 2000 computer complications could disrupt our operations and harm our
     --------------------------------------------------------------------------
business.  Some computers, software, and other equipment include programming
--------
code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "Year 2000 Problem."

     The Year 2000 Problem could affect computers, software, and other equipment used, operated or maintained by us. We have not experienced any significant problems on January 1, 2000 or since then and believe that our computer systems are Year 2000 compliant.

     Mercury believes that it has substantially identified and resolved all potential Year 2000 Problems with any of the software products that we develop and market. However, Mercury also believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting its software products have been identified or corrected due to the complexity of these products and the fact that these products interact with other third-party vendor products and operate on computer systems which are not under Mercury's control.

     Since January 1, 2000, to its knowledge, Mercury had no interruptions with third-party software and no complaints from any customers. Mercury has developed a contingency plan to respond to any of the foregoing consequences of internal and external failures to be Year 2000 compliant. Mercury does not believe that the Year 2000 Problem will have a material adverse effect on its business or results of operations.


Liquidity and Capital Resources

     At December 31, 1998, the Company's principle source of liquidity consisted of $130.7 million of cash and investments as compared to $92.4 million and $80.0 million at December 31, 1997 and 1996, respectively. The December 31, 1998 balance included $88.3 million of short-term and $20.7 million of long-term investments in high quality government and corporate securities.

     During 1998, the Company generated $39.5 million cash from operating activities, compared to cash generated from operating activities of $17.2 million in 1997 and cash used for operating activities of $1.8 million in 1996. The increase in 1998 compared to 1997 was due primarily to an increase in net income, an increase in deferred revenue, and increases in accrued liabilities and income taxes payable. The increase in 1997 compared to 1996 was primarily due to an increase in net income, excluding the write off of in-process research and development and related expenses and an increase in deferred revenue, partially offset by an increase in trade accounts receivable.

     The Company's primary investing activities were net purchases of investments in 1998 of $1.3 million compared to net proceeds from investments in 1997 and 1996 of $512,000 and $4.1 million, respectively. The Company also purchased property and equipment, which totaled $15.0 million, $11.9 million and $4.7 million in 1998, 1997 and 1996, respectively. The Company spent $1.5 million and $7.3 million in 1998 and 1997, respectively, for purchase and renovation of its headquarters building in Sunnyvale, California. The Company spent $5.7 million and $1.8 million in 1998 and 1997, respectively, on construction of a new research and development facility in Israel. The Company expects to spend an additional $4.0 million to complete this construction and will relocate its Israel subsidiary to the new facility in the third quarter of 1999.

     The Company's primary financing activity consisted of issuances of common stock under the Employee Stock Option and Stock Purchase Plans. Proceeds from issuance of stock under the Employee Stock Option and Purchase Plans amounted to $14.4 million, $7.7 million and $2.3 million in 1998, 1997 and 1996, respectively.

     Assuming there is no significant change in the Company's business, the Company believes that its current cash and investment balances and cash flow from operations, will be sufficient to fund the Company's cash needs for at $4.7 least the next twelve months./1/


-----------------------------
/1/ Forward looking statement

New Accounting Pronouncements

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued a Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 is effective for the financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The company adopted the provisions of SOP 98-1 in its fiscal year ending December 31, 1999 Adoption did not have a material effect on the Company's financial statements.

     In March 1998, the AICPA issued Statement of Position 98-4, "Deferral of Effective Date of a provision of SOP 97-2" ("SOP 98-4"). SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"). Different informal and non-authoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to certain Transactions" ("SOP 98-9") in December 1998 which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 did not have a material impact on the Company's results of operations, financial position or cash flows.

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 defers for one year the application of Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The adoption of SFAS 133 and SFAS 137 have not had and are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mercury Interactive Corporation

     In our opinion, the consolidated balance sheet and the related consolidated statements of operations and of shareholder's equity and of cash flows (which statements are not presented separately herein) present fairly, in all material respects, the financial position of Mercury Interactive Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 8, on November 30, 1999 Mercury Interactive Corporation merged with Conduct Ltd. in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of Mercury Interactive Corporation with Conduct Ltd. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Mercury Interactive Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based on our audits the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of operations and of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Mercury Interactive Corporation and its subsidiaries at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years ended December 31,1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP


San Jose, California
January 28, 1999, except as to the pooling of interests with Conduct Ltd. which is as of January 19, 2000

                        MERCURY INTERACTIVE CORPORATION
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)


                                                                                             December 31,
                                                                                    ------------------------------
                                                                                       1998                1997
                                                                                    ----------          ----------
ASSETS
------

Current assets:
  Cash and cash equivalents...................................................      $   96,836          $   57,291
  Short-term investments......................................................          13,130              31,357
  Trade accounts receivable (net of allowance for
         doubtful accounts and sales returns of $3,623 and $1,878)............          27,903              23,782
  Government grants and other receivables.....................................           6,012               3,606
  Prepaid expenses and other current assets...................................          10,664               3,240
                                                                                    ----------          ----------
     Total current assets.....................................................         154,545             119,276
Long-term investments.........................................................          20,697               3,771
Property and equipment, net...................................................          28,423              19,431
Other assets..................................................................           1,021               1,185
                                                                                    ----------          ----------
                                                                                    $  204,686          $  143,663
                                                                                    ==========          ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts payable............................................................      $    4,622          $    4,188
  Accrued liabilities.........................................................          18,036              13,267
  Income taxes payable........................................................          11,498               3,121
  Deferred revenue............................................................          24,122              10,967
                                                                                    ----------          ----------
     Total current liabilities................................................          58,278              31,543
                                                                                    ----------          ----------

Commitments and contingencies (Note 5)
Stockholders' equity :
  Common Stock, par value $.002 per share, 120,000 shares authorized;
    36,995 and 33,477 shares issued and outstanding...........................              74                  67
  Capital in excess of par value..............................................         128,502             108,265
        Notes receivable from issuance of stock...................................      (5,130)                 --
  Accumulated comprehensive loss..............................................            (775)               (424)
  Retained earnings...........................................................          23,737               4,212
                                                                                    ----------          ----------
     Total stockholders' equity...............................................         146,408             112,120
                                                                                    ----------          ----------
                                                                                    $  204,686          $  143,663
                                                                                    ==========          ==========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        MERCURY INTERACTIVE CORPORATION
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)

                                                                                 Year  ended December 31,
                                                                       ----------------------------------------------
                                                                           1998             1997             1996
                                                                       -------------     -----------     ------------
Revenue:
      License...................................................           $  84,450       $  56,683       $   43,270
      Service...................................................              36,550          20,017           11,280
                                                                          ----------      ----------      -----------
            Total revenue.......................................             121,000          76,700           54,550
                                                                          ----------      ----------      -----------
Cost of revenue:
      License...................................................               6,291           4,351            3,419
      Service...................................................              11,757           6,225            3,240
                                                                          ----------      ----------      -----------
            Total cost of revenue...............................              18,048          10,576            6,659
                                                                          ----------      ----------      -----------
Gross profit....................................................             102,952          66,124           47,891
                                                                          ----------      ----------      -----------

Operating expenses:
      Research and development, net.............................              16,907          11,333            9,670
      Write off of in-process research and development
            and related expenses................................                  --           5,500               --
      Marketing and selling.....................................              57,243          37,073           29,426
      General and administrative................................               8,466           6,642            4,178
      Settlement of litigation..................................                  --              --            2,600
                                                                          ----------      ----------      -----------
            Total operating expenses............................              82,616          60,548           45,874
                                                                          ----------      ----------      -----------

Income from operations..........................................              20,336           5,576            2,017
Other income, net...............................................               4,640           3,083            3,375
                                                                          ----------      ----------      -----------

Income before provision for income taxes........................              24,976           8,659            5,392
Provision for income taxes......................................               5,451           2,927            1,157
                                                                          ----------      ----------      -----------

Net income......................................................           $  19,525       $   5,732       $    4,235
                                                                          ==========      ==========      ===========
Net income per share (basic)....................................           $    0.55       $    0.18       $     0.13
                                                                          ==========      ==========      ===========
Net income per share (diluted)..................................           $    0.50       $    0.17       $     0.13
                                                                          ==========      ==========      ===========

Weighted average common shares (basic)..........................              35,327          32,747           31,817
                                                                          ==========      ==========      ===========
Weighted average common shares and equivalents (diluted)........              39,409          34,229           33,127
                                                                          ==========      ==========      ===========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        MERCURY INTERACTIVE CORPORATION
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                                                                               Accumulated other
                                                                           ----------------------------------------------------
                                                                   Notes          Retained
                                                  Capital in     Receivable       Earnings/      Comprehensive
                                Common Stock      Excess of    From issuance of  Accumulated         Income        Stockholders'
                              ----------------
                              Shares    Amount    Par value      stock            deficit           (loss)            Equity
                              ------    ------    ---------    ------------     -----------     -------------     ------------
Balance at December 31,
 1995......................   31,456    $   63    $  98,277              --     $    (5,755)    $          31     $     92,616
Net income.................       --        --           --              --           4,235                --            4,235
Currency translation
 adjustments...............       --        --           --              --              --              (130)            (130)
                              ------    ------    ---------    ------------     -----------     -------------     ------------
Other comprehensive income.


Stock issued under stock
 option and employee stock
 purchase plans............      656         1        1,926              --              --                --            1,927

Pooling of interest
 acquisition...............        1                    400                              --                                400
                              ------    ------    ---------    ------------     -----------     -------------     ------------
Balance at December 31,
 1996......................   32,113        64      100,603              --          (1,520)              (99)          99,048
Net income.................       --        --           --              --           5,732                --            5,732
Currency translation
 adjustments...............       --        --           --              --              --              (325)            (325)
                              ------    ------    ---------    ------------     -----------     -------------     ------------
Other comprehensive income.


Stock issued under stock
 option and employee stock
 purchase plans............    1,364         3        7,563              --              --                --            7,566

Pooling of interest
 acquisition...............                              99              --              --                --               99
                              ------    ------    ---------    ------------     -----------     -------------     ------------
Balance at December 31,
 1997......................   33,477        67      108,265              --           4,212              (424)         112,120
Net income.................       --        --           --              --          19,525                --           19,525
Currency translation
 adjustments...............       --        --           --              --              --              (351)            (351)
                              ------    ------    ---------    ------------     -----------     -------------     ------------
Other comprehensive income.


Stock issued under stock
 option and employee stock
 purchase plans............    3,150         6       16,272    $     (5,130)             --                --           11,148

Pooling of interest
 acquisition...............      368         1        3,965                              --                              3,966
                              ------    ------    ---------    ------------     -----------     -------------     ------------
Balance at December 31,
 1998......................   36,995    $   74    $ 128,502    $     (5,130)    $    23,737     $        (775)    $    146,408
                             =======    ======    =========    ============     ===========     =============     ============

                                Comprehensive
                                    Income

                                   (loss)
                                -------------
Balance at December 31,
 1995......................
Net income.................    $        4,235
Currency translation
 adjustments...............              (130)
                               --------------
Other comprehensive income.             4,105
                               ==============

Stock issued under stock
 option and employee stock
 purchase plans............

Pooling of interest
 acquisition

Balance at December 31,
 1996......................
Net income.................             5,732
Currency translation
 adjustments...............              (325)
                               --------------
Other comprehensive income.             5,407
                               ==============

Balance at December 31,
 1997......................
Net income.................            19,525
Currency translation
 adjustments...............   $          (351)
                              ---------------
Other comprehensive income.   $        19,174
                              ===============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        MERCURY INTERACTIVE CORPORATION

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                                  Year ended December 31,
                                                                                         -----------------------------------------
                                                                                           1998           1997             1996
                                                                                         --------       --------        ----------
Cash flows from operating activities:
     Net income.......................................................................   $ 19,525       $  5,732        $   4,235
     Adjustments to reconcile net income to net cash provided by (used in)
             operating activities:
          Depreciation and amortization...............................................      4,223          3,775            3,274
          Deferred income taxes.......................................................     (1,840)           270              674
          Changes in assets and liabilities:
               Trade accounts receivable..............................................     (4,006)        (7,240)          (6,534)
               Government grant and other receivables.................................     (4,034)          (730)            (564)
               Prepaid expenses and other current assets..............................     (1,443)           858           (1,128)
               Other assets...........................................................       (436)            --               --
               Accounts payable.......................................................        803          1,923              611
               Accrued liabilities....................................................      5,320          5,141           (5,218)
               Income taxes payable...................................................      8,373          2,485              237
               Deferred revenue.......................................................     13,030          4,936            2,594
                                                                                         --------       --------       ----------
                    Net cash provided by (used in) operating activities...............     39,515         17,150           (1,819)
                                                                                         --------       --------       ----------

Cash flows from investing activities:
     Maturity of investments..........................................................     35,128         35,640           39,789
     Purchases of investments.........................................................    (33,826)       (35,128)         (35,640)
     Acquisition of property and equipment............................................    (15,040)       (11,927)          (4,652)
     Capitalization of software development costs.....................................         --           (500)          (1,340)
                                                                                         --------       --------       ----------
          Net cash used in investing activities.......................................    (13,738)       (11,915)          (1,843)
                                                                                         --------       --------       ----------

Cash flows from financing activities:
     Proceeds from issuance of common stock, net......................................     19,483          7,664            2,327
     Notes receivable from issuance of stock..........................................     (5,130)            --               --
                                                                                         --------       --------       ----------
          Net cash provided by financing activities...................................     14,353          7,664            2,327
                                                                                         --------       --------       ----------

Effect of exchange rate changes on cash...............................................       (585)           (28)             (95)
                                                                                         --------       --------       ----------
Net increase (decrease) in cash.......................................................     39,545         12,871           (1,430)
Cash and cash equivalents at beginning of period......................................     57,291         44,420           45,850
                                                                                         --------       --------       ----------
Cash and cash equivalents at end of period............................................   $ 96,836       $ 57,291       $   44,420
                                                                                         ========       ========       ==========

Supplemental Disclosure:

Cash paid during the period for income taxes..........................................   $  1,365       $  2,083       $    1,182


The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        MERCURY INTERACTIVE CORPORATION

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES


     Mercury Interactive Corporation (the "Company"), incorporated in Delaware in July 1989, develops, markets and supports a family of automated client/server and Web-based system tools for testing business-critical enterprise applications. The Company operates in one industry segment. See Note 7 for geographic reporting. No customer accounted for more than 10% of the Company's revenue in 1998, 1997 or 1996.


Supplemental Consolidated Financial Statements


     The Company acquired Conduct Ltd. on November 30, 1999, which was accounted for as a pooling of interests. The supplemental consolidated financial statements for each of the three years ended December 31, 1998, 1997 and 1996 and the accompanying notes reflect the Company's financial position and results of operations as if the acquired entity was a wholly owned subsidiary of the Company since inception (see Note 8).

Basis of presentation

     The Company has a wholly owned research and development subsidiary incorporated in Israel and sales subsidiaries in Canada, Europe and the Pacific Rim for marketing, distribution and support of products. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Share and per share amounts do not reflect the effect of the two-for-one stock split announced on January 13, 2000.


Foreign currency translation

     The functional currency of the Company's subsidiary in Israel is the U.S. dollar. Assets and liabilities in Israel are translated at year-end exchange rates, except for property and equipment, which is translated at historical rates. Revenues and expenses are translated at average exchange rates in effect during the year, except for costs related to those balance sheet items, which are translated at historical rates. Foreign currency translation gains and losses, which have not been material to date for this subsidiary, are included in the supplemental consolidated statement of operations.

     The functional currencies of all other subsidiaries are the local currencies. Accordingly, all assets and liabilities of these subsidiaries are translated at the current exchange rate at the end of the period and revenues and costs at average exchange rates in effect during the period. The gains and losses from translation of these subsidiaries' financial statements are recorded directly into a separate component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions were not significant during any of the periods presented.


Cash and cash equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.


Short-term and long-term investments

     The Company considers all investments with maturities of less than one year as of December 31, 1998 to be short-term investments and all investments with maturities greater than one year to be long-term investments. In

                        MERCURY INTERACTIVE CORPORATION
accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company has categorized its marketable securities as "held to maturity" securities.

The investments, which all have contractual maturities of less than two years, are carried at cost plus accrued interest. Realized gains or losses are determined based on the specific identification method and are reflected in other income.

The portfolio of short and long-term investments (including cash and cash equivalents) consisted of the following:

                                                          December 31,
                                                          ------------
                  Investment Type                      1998           1997
                  ---------------                      ----           ----
     Cash and interest bearing demand deposits      $  21,655       $ 13,167
     Municipal securities                              50,936         63,449
     Corporate debt securities                         38,022          7,856
     Money Market preferred stock                      18,450          7,947
     U.S. treasury and agency securities                1,600             --
                                                    ---------       --------
               Total                                $ 130,663       $ 92,419
                                                    =========       ========

Revenue recognition

     The Company's product revenues are derived from product licensing fees, and the Company's service revenues are derived from maintenance support services, training and consulting. Revenue from product licensing fees is recognized upon shipment and resolution of any material vendor obligations. Products shipped, for which material vendor obligations exist, are recorded as deferred revenue. Service revenue from customer maintenance fees for ongoing customer support and product updates is recognized ratably over the period of the contract. Payments for maintenance fees are generally made in advance, are nonrefundable and are classified as deferred revenue. Revenues for training and consulting services are recognized as the services are provided.

Inventories

     Inventories are stated at the lower of standard cost, which approximates actual cost, using the first-in, first-out method, or market.

Property and equipment

     Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of assets, which are three to ten years for office furniture and equipment, three to five years for computers and related equipment, four to ten years for leasehold improvements, or the term of the lease, whichever is shorter, and thirty years for the building.

Research and development

     In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed," all costs incurred to establish the technological feasibility of a computer product to be sold, leased or otherwise marketed are expensed as research and development costs. Costs incurred subsequent to the establishment of technological feasibility, and prior to the general release of the product to the public are capitalized. Amortization of capitalized software development costs is provided on a product-by-product basis using the straight-line method over the estimated economic life of the products of two years.

     In 1998, the Company did not capitalize any software development costs. The Company capitalized $500,000 and $1.3 million of software development costs during the years ended December 31, 1997 and 1996, respectively. Amortization charges included in cost of license revenues were $600,000 in 1998 and 1997, and $300,000 in 1996. In conjunction with the technology acquisition in 1997 the Company wrote-off approximately $250,000 of capitalized

                        MERCURY INTERACTIVE CORPORATION
development costs as obsolete in the year ended December 31, 1997. At December 31, 1998 and 1997 the Company had a net balance of capitalized software development costs of $585,000 and $1.2 million, respectively.

     Research and development expense for each of the three years ended December 31, 1998, 1997 and 1996 is net of research grants received by the Company from the government of Israel, and includes royalty expense for obligations to the government of Israel for sales of products developed under government-funded research. The Company obtained grants from the Office of the Chief Scientist in the Israeli Ministry of Industry and Trade ("the Chief Scientist") in the amounts of $1.6 million, $2.1 million and $1.8 million in 1998, 1997 and 1996, respectively. In 1996, the Company also received a grant in the amount of $391,000 from the Israel-U.S. Binational Industrial Research and Development Foundation ("BIRD-F"). The Company is not obligated to repay these grants; however, it has agreed to pay royalties at rates ranging from 2% to 5% of product sales resulting from the research, up to the amount of the grants obtained and for certain grants up to 150% of the grants obtained. Royalty expense under these agreements amounted to approximately $2.7 million, $1.6 million and $1.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, the Company is committed to pay, if and when earned, $2.8 million in additional royalties for Chief Scientist grants and $700,000 for the BIRD-F grants. The Company has not applied for, nor does it expect to apply for, any future Chief Scientist or BIRD-F grants.

Stock-based compensation

     The Company accounts for stock-based compensation using the intrinsic value method presented in Accounting Principles Board Opinion (APB) No. 25, " Accounting for Stock Issued to Employees" and related interpretations. The Company's policy is to grant options with an exercise price equal to the quoted market price of the Company' stock on the grant date. Accordingly, no compensation cost has been recognized in the Company's statements of operations. The Company provides additional pro forma disclosure as required under Statement of Financial Accounting Standard No. 123 ("SFAS 123"), " Accounting for Stock-based Compensation." See Note 3.

Concentration of risks

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash equivalents, investments and accounts receivable. The Company invests primarily in money market accounts and marketable securities and places its investments with high quality financial, government or corporate institutions. The Company's accounts receivables are derived from sales to customers located primarily in the U.S., Canada, Europe, Pacific Rim and Israel. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

                        MERCURY INTERACTIVE CORPORATION

Net income per share

     Earnings per share are calculated in accordance with the provisions of Statement of Accounting Standards No. 128, "Earnings per Share," ("SFAS 128"). SFAS 128 requires the Company to report both basic earnings per share, which is the weighted-average number of common shares outstanding, and diluted earnings per share, which includes the weighted-average common shares outstanding and all dilutive potential common shares outstanding. All periods presented herein have been restated to reflect the adoption of SFAS 128. For the years ended December 31, 1998, 1997 and 1996, dilutive potential common shares outstanding reflects primarily shares issuable under the Company's stock option plans. Share and per share amounts do not reflect the effect of the two-for-one stock split announced on January 13, 2000. The following table summarizes the Company's earnings per share computations for the years ended December 31, 1996, 1997 and 1998:

                                                       Average     Earnings per
                                       Net income      shares         share
                                      ------------     -------     ------------
     December 31, 1996:
          Basic earnings per share     $     4,235      31,817        $ 0.13
          Dilutive adjustments                  --       1,310
                                       -----------     -------         -----
          Diluted  earnings per share  $     4,235      33,127          0.13
                                       -----------     -------

     December 31, 1997:
          Basic earnings per share     $     5,732      32,747        $ 0.18
          Dilutive adjustments                  --       1,482
                                       -----------     -------
    Diluted earnings per share         $     5,732      34,229          0.17
                                       -----------     -------

     December 31, 1998:
          Basic earnings per share     $    19,525      35,327        $ 0.55
          Dilutive adjustments                  --       4,082
                                       -----------     -------
          Diluted earnings per share   $    19,525      39,409          0.50
                                       -----------     -------

At December 31, 1998, 1997,and 1996, options to purchase a total of 140,000 shares of common stock with an average exercise price of $19.24, 470,546 shares of common stock with an average exercise price of $9.65, and 502,942 shares of common stock with an average exercise price of $9.03, respectively, are considered anti-dilutive because the options' exercise price was greater than the average fair market value of the Company's common stock for the years then ended.

Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain previously reported amounts have been reclassified to conform to the 1998 consolidated financial statement presentation.

                        MERCURY INTERACTIVE CORPORATION

Comprehensive Income

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. The Company's comprehensive income has been included in the Consolidated Statement of Stockholders' Equity for all periods.


Segment Reporting

     Effective January 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. The Company has included information related to geographic segments. See Note 7.


New Accounting Pronouncements

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued a Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use"(SOP 98-1). SOP 98-1 is effective for the financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The company adopted the provisions of SOP 98-1 in its fiscal year ending December 31, 1999. Adoption did not have a material effect on the Company's financial statements.

     In March 1998, the AICPA issued Statement of Position 98-4, "Deferral of Effective Date of a provision of SOP 97-2 ("SOP 98-4"). SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2 "Software Revenue Recognition ("SOP 97-2"). Different informal and non-authoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions"
("SOP 98-9") in December 1998 which is effective for periods beginning after March 15,1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 have not had a material impact on the Company's results of operations, financial position or cash flows.

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 defers for one year the application of Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The adoption of SFAS 133 and SFAS 137 have not had and are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

                        MERCURY INTERACTIVE CORPORATION

NOTE 2--FINANCIAL STATEMENT COMPONENTS

                                                                                       December 31,
                                                                                ---------------------------
                                                                                   1998              1997
                                                                                ---------         ---------
                                                                                     (in thousands)
        Government grants and other receivables:
          Government grants receivables.....................................    $     400         $     977
          Employee receivables..............................................        1,014               277
          Income tax receivable.............................................        2,618             1,484
          Other receivables.................................................        1,980               868
                                                                                ---------         ---------
                                                                                $   6,012         $   3,606
                                                                                =========         =========
        Prepaid expenses and other current assets:
          Prepaid compensation..............................................    $   5,717         $   1,427
          Deferred income tax...............................................        1,840                --
          Other.............................................................        3,107             1,813
                                                                                ---------         ---------
                                                                                $  10,664         $   3,240
                                                                                =========         =========
        Property and equipment:
          Land..............................................................    $   4,807         $   5,128
          Buildings.........................................................       13,504             6,712
          Computers and equipment...........................................       18,039            13,855
          Office furniture and equipment....................................        4,481             2,206
          Leasehold improvements............................................        2,934             2,185
                                                                                ---------         ---------
                                                                                   43,765            30,086
          Less: accumulated depreciation and amortization...................      (15,342)          (10,655)
                                                                                ---------         ---------
                                                                                $  28,423         $  19,431
                                                                                =========         =========
        Accrued liabilities:
          Payroll and accrued commissions (including payroll taxes).........    $   8,759         $   4,822
          Vacation and severance............................................        3,457             2,542
          Acquisition of technologies and related costs.....................           --             2,316
          Royalties.........................................................        2,177             1,357
          Other.............................................................        3,643             2,230
                                                                                ---------         ---------
                                                                                $  18,036         $  13,267
                                                                                =========         =========

                                                                                Year ended December 31,
                                                                                -----------------------
                                                                           1998          1997          1996
                                                                           ----          ----          ----
                                                                                    (in thousands)
        Other income, net:
          Interest income.............................................   $  4,741      $ 3,521       $ 3,162
          Foreign exchange gains (losses) and other...................       (101)        (438)          213
                                                                         --------      -------       -------
                                                                         $  4,640      $ 3,083       $ 3,375
                                                                         ========      =======       =======

                        MERCURY INTERACTIVE CORPORATION

NOTE 3--COMMON STOCK

     In August 1989, the Company adopted a stock option plan (the "Plan"). Options granted under the Plan are for periods not to exceed ten years. For holders of 10% or more of the total combined voting power of all classes of the Company's stock, options may not be granted at less than 110% of the fair value of the Common Stock at the date of grant and the option term may not exceed 5 years. Incentive stock option grants under the Plan must be at exercise prices no less than 100% of the fair market value and non-statutory stock option grants under the Plan must be at exercise prices no less than 85% of the fair market value of the stock on the date of grant. Options are immediately exercisable but all shares purchased upon exercise of options are subject to repurchase by the Company until vested. Options generally vest over a period of four years. In August 1998, the stockholders reserved additional 600,000 shares of Common Stock for issuance upon exercise of stock options to be granted under this plan.

     In August 1998, the stockholders adopted the 1999 Stock Option Plan (the "1999 Plan") to replace the Amended and Restated 1989 Stock Option plan, effective on the expiration of the term of such plan in August 1999. The Company reserved 450,000 shares of Common Stock for issuance upon exercise of stock options to be granted under this plan. The provisions of the supplemental plan regarding option term, grant price, exercise price, and resting period are identical to those of the Plan except that all options granted under the 1999 Plan must be at exercise prices no less than 100% of the fair market value.

     In May 1996, the Company adopted a stock option plan solely for grants to employees of the Company and its subsidiaries located outside the United States (the "Supplemental Plan"). The Company reserved 1,000,000 shares of Common Stock for issuance upon exercise of stock options to be granted under this plan. The provisions of the Supplemental Plan regarding option term, grant price, exercise price, and vesting period is identical to those of the Plan.

     The following table presents the combined activity of the Plan and the Supplemental Plan for the years ended December 31, 1996, 1997 and 1998 (shares in thousands):


                                                                                         Options outstanding
                                                                                   ------------------------------
                                                                      Options                            Weighted
                                                                     available        Number of           average
                                                                     For grant           Shares    exercise price
                                                                  ------------       ----------   ---------------
          Balance outstanding at December 31, 1995.........                320            4,008            $ 5.35
          Additional shares authorized.....................              2,418               --                --
          Options granted..................................             (3,756)           3,756              6.04
          Options canceled.................................              1,046           (1,046)             7.23
          Options exercised................................                 --             (468)             3.67
                                                                  ------------     ------------

          Balance outstanding at December 31, 1996.........                 28            6,250              5.64
          Additional shares authorized.....................              1,496               --                --
          Options granted..................................             (2,134)           2,134              5.93
          Options canceled.................................                626             (626)             5.99
          Options exercised................................                 --           (1,062)             4.81
                                                                  ------------     ------------

          Balance outstanding at December 31, 1997.........                 16            6,696              5.84
          Additional shares authorized.....................              2,233               --                --
          Options granted..................................             (2,660)           2,660             12.97
          Options canceled.................................                465             (465)             8.82
          Options exercised................................                 --           (3,040)             5.44
                                                                  -------------     ------------

          Balance outstanding at December 31, 1998.........                 54            5,851            $ 8.98
                                                                  ------------     ------------

                        MERCURY INTERACTIVE CORPORATION
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     In May of 1996, the Board of Directors authorized the Company to offer all employees with outstanding options at exercise price in excess of $8.00 per share the opportunity to exchange such options for new options. Each new option was issued under the same terms as the surrendered options. As a result, options covering 542,166 shares ranging in price from $8.38 to $9.50 were canceled and options for an equal number of shares were granted at the exercise price of $6.38.

     The following table presents weighted average price and remaining contractual life information about significant option groups outstanding under the Plan and the Supplemental Plan at December 31, 1998 (shares in thousands):

                                                        Options outstanding                              Options exercisable
                                      ---------------------------------------------------------    --------------------------------

                                                           Weighted average                           Number
   Range of                                Number              Remaining       Weighted average    Exercisable    Weighted average
exercise prices                         Outstanding        Contractual  life    Exercise price     at 12/31/98     exercise price
---------------                                                  (yr.)
                                        -----------        -----------------   ----------------    -----------    -----------------
$  0.15 -  6.13....................         1,440                   5.86             $ 4.89               528          $ 4.95
$  6.19 -  7.63....................         1,673                   7.23               6.62               718            6.49
$  7.88 - 12.63....................         2,404                   9.09              12.06               156            9.67
$ 16.19 - 19.82....................           334                   9.29              16.67                10           16.97
                                         ----------                                                 ---------
                                            5,851                   7.77             $ 8.99             1,412          $ 6.34
                                         ----------                                                 ---------

     In October 1998, the Company issued notes receivable of $5.1 million to officers and key employees of the Company in connection with the purchase of common stock. The notes bear interest at 5%, are secured by the shares purchased, and require quarterly interest payments. The full amount of the notes and the final interest payment are due no later than December 31, 2000.


Directors' Stock Option Plan

     On August 3, 1994, the Board of Directors of the Company adopted the 1994 Directors' Stock Option Plan (the "Directors' Plan"). The Company reserved 1,000,000 shares of Common Stock for issuance upon exercise of stock options to be granted during the ten year term of the Directors' Plan. Only outside directors may be granted options under the Directors' Plan. The Plan provided for an initial option grant of 25,000 shares to outside directors of the Company as of August 3, 1994 or upon initial election to the Board of Directors after August 3, 1994. In addition, the plan provided for automatic annual grants of 5,000 shares upon re-election of the individual to the Board of Directors. In August 1998, the stockholders agreed to amend the Directors' plan to increase the number of shares granted to 50,000 shares as an initial grant to new non-employee directors, 10,000 shares as the annual grant to continuing non-employee directors of the Corporation, and to provide for a one-time grant of 25,000 shares to the non-employee directors of the Corporation who were serving as directors of the Corporation as of August 14,1998. The option term shall be ten years, and options shall be exercisable while such person remains a director. The exercise price shall be 100% of fair market value on the date of grant. The initial option grants vest 20% annually for each director on the date of each Annual Meeting of Stockholders of the Company after the date of grant of such option. The annual option grants shall vest in full on the fifth anniversary following each individual's re-election to the Board of Directors.

                        MERCURY INTERACTIVE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The following table presents the activity for the Directors' Plan for the years ended December 31, 1996, 1997 and 1998 (shares in thousands):

                                                                         Options outstanding
                                                                  -----------------------------------
                                                     Options         Number of           Weighted
                                                    available          shares          average price
                                                    for grant
                                                  -----------    -------------         --------------
Balance outstanding at December 31, 1995.....          760               220                 $  5.66
Options granted..............................          (90)               90                    7.38
Options canceled.............................           90               (90)                   6.14
Options exercised............................           --               (40)                   4.57
                                                  -----------    -----------

Balance outstanding at December 31, 1996.....          760               180                    6.52
Options granted..............................          (30)               30                    6.13
Options canceled.............................           --                --                      --
Options exercised............................           --               (20)                   4.57
                                                  -----------    -----------

Balance outstanding at December 31, 1997.....          730               190                    6.66
Options granted..............................         (180)              180                   19.40
Options canceled.............................           --                --                      --
Options exercised............................           --               (80)                   7.62
                                                  -----------    -----------

Balance outstanding at December 31, 1998.....          550               290                 $ 14.28
                                                  ===========    ===========

     The following table presents weighted average price and remaining contractual life information about significant option groups outstanding under the Director's Plan at December 31, 1998 (shares in thousands):

                                                        Options outstanding                           Options exercisable
                                        -----------------------------------------------------   ---------------------------------

                                                      Weighted average                           Number
Range of                                 Number           Remaining           Weighted average    exercisable    Weighted average
exercise prices                          Outstanding    contractual life      Exercise price     at 12/31/98     Exercise price
--------------                                               (yr.)
                                        ------------  ------------------      ---------------   -------------    ----------------
$ 4.57 - $ 6.75......................           80          7.20                 $ 5.97              --                  --
$ 7.88 - $10.57......................           40          6.83                   9.22              --                  --
$17.32 - $19.82......................          170          9.50                  18.57              20              $19.82
                                          ---------                                             -------
                                                290         8.54                 $14.28              20              $19.82
                                          ---------                                             -------

Employee Stock Purchase Plans

     In October 1993, the Board of Directors and stockholders adopted the Employee Stock Purchase Plan (the "1993 ESPP") and reserved 1,000,000 shares for issuance. Under the plan, employees were granted the right to purchase shares of Common Stock at a price per share that was the lesser of: (i) 85% of the fair market value of the shares at the participant's entry date into the two-year offering period, or (ii) the fair market value at the end of each six-month segment within such offering period. The 1993 ESPP was terminated in February 1998. In August 1998, the stockholders adopted the 1998 Employee Stock Purchase Plan (the "1998 ESPP") to replace the 1993 ESPP and the reservation of 650,000 shares for issuance thereunder. Under the 1998 ESPP, employees are granted the right to purchase shares of common stock at a price per share that is the lesser of 85% of the fair market value of the shares at the participant's entry date into the six month offering period, or 85% of the fair market value of the shares at the end of the six month offering period. During 1998, 1997 and 1996, approximately 42,000, 280,000 and 188,000 shares, respectively, were purchased under the Company's Employee Stock Purchase Plans.

                        MERCURY INTERACTIVE CORPORATION
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Pro Forma Disclosure

    The Company has adopted the disclosure provisions only of SFAS No. 123 and will continue to account for its stock option plans in accordance with the provisions of APB 25. Accordingly, no compensation cost has been recognized for the stock option plans of the ESPP.

     Pursuant to the requirements of SFAS 123, the following are pro forma net income (loss) and net income (loss) per share for 1998, 1997 and 1996, as if the compensation costs for the option plans and the ESPP had been determined based on the fair value at the grant date for grants in 1998, 1997 and 1996, consistent with the provisions of SFAS 123:

                                                                               1998        1997         1996
                                                                            ----------   ---------    ---------
Pro forma net income (loss) (in thousands)............................           7,882      $ (379)      $ (828)

Pro forma net income (loss) per share (basic) ........................            0.22       (0.01)       (0.03)

Pro forma net income (loss) per share (diluted).......................            0.20       (0.01)       (0.03)


     The fair value of options and shares issued pursuant to the option plans and the ESPP at the grant date were estimated using the Black-Scholes model with the following weighted average assumptions:

                                                            Option plans             ESPP
                                                         ------------------    -------------------
                                                         1998   1997   1996     1998   1997   1996
                                                         -----  -----  ----     ----   ----   ----
Expected life (years)..................................  4.00   5.00   4.45     0.50   0.50   0.50

Risk-free interest rate................................  5.22%  6.10%  6.20%    4.90%  5.36%  5.13%

Volatility.............................................    83%    86%    94%      83%    86%    94%

Dividend yield.........................................  None   None   None     None   None   None

  The weighted fair value per share of options granted under the Plan and Supplemental Plan during the years ended December 31, 1998, 1997 and 1996 were $8.26, $4.24 and $4.09, respectively. The weighted fair value per share of options granted under the Directors' Plan during the years ended December 31, 1998, 1997 and 1996 were $12.25, $4.36, and $5.68, respectively.

                        MERCURY INTERACTIVE CORPORATION
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 4--INCOME TAXES

  Income (loss) before income taxes consists of the following (in thousands):

                                                                                           Year ended December 31,
                                                                                 -------------------------------------------
                                                                                   1998             1997             1996
                                                                                 ----------      ---------        ----------
    Domestic.........................................................            $    6,239      $    (284)       $   (1,053)
    Foreign..........................................................                18,737          8,943             6,445
                                                                                 ----------      ---------        ----------
                                                                                 $   24,976      $   8,659        $    5,392
                                                                                 ==========      =========        ==========

 The provision for income taxes is comprised of the following (in thousands):

                                                                                  Year ended December 31,
                                                                          -------------------------------------
                                                                            1998          1997           1996
                                                                          ---------    ----------     ---------
             Current:
               Federal............................................          $ 5,322        $1,222        $ (110)
               State..............................................              350           355            65
               Foreign............................................            1,619         1,080           528
                                                                          ---------    ----------     ---------
                  Total Current...................................            7,291         2,657           483
                                                                          ---------    ----------     ---------
             Deferred:
               Federal............................................           (1,756)          193           597
               State..............................................              (84)           77            77
                                                                          ---------    ----------     ---------
                  Total Deferred..................................           (1,840)          270           674
                                                                          ---------    ----------     ---------
             Total tax expense....................................          $ 5,451        $2,927        $1,157
                                                                          =========    ==========     =========

     Deferred tax assets consist of the following (in thousands):

                                                                                  December 31,
                                                                                  ------------
                                                                             1998            1997
                                                                          ---------       ----------
             Tax credits..........................................           $  253          $   860
             Accruals and reserves................................            1,821              972
             Other................................................             (234)             357
                                                                          ---------       ----------
                                                                              1,840            2,189
             Valuation allowance..................................               --           (2,189)
                                                                          ---------       ----------
                                                                             $1,840          $    --
                                                                          ---------       ----------

     Management believes it is more likely than not that future operations will generate sufficient taxable income to realize the December 31, 1998 deferred tax assets.

     The provision for income taxes differs from the amount obtained by applying the statutory federal income tax rate to income before taxes as follows (in thousands):

                                                                                  December 31,
                                                                                  -----------
                                                                            1998            1997            1996
                                                                          ---------       --------        --------
             Statutory federal tax................................        $   8,492       $   2,944       $   1,887
             State tax, net of federal benefit....................              350             549              58
             Foreign rate differentials from U.S. statutory rate..           (5,288)         (2,739)         (2,194)
             Non-deductible expenses..............................               --              51              68
             Non-utilized net operating                                       2,826           2,722           1,883
              losses..............................................
             Tax-exempt interest..................................             (409)           (756)           (779)
             Other................................................             (520)            156             234
                                                                          ---------       ----------      ---------
                                                                          $   5,451       $    2,927      $   1,157
                                                                          =========       ==========      =========

                        MERCURY INTERACTIVE CORPORATION
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


     Income taxes are not provided for the undistributed earnings of the Company's foreign subsidiaries because it is management's intention to reinvest such earnings in its foreign operations.

     The Company's Israeli facilities have been granted the status of an "Approved Enterprise" under the Israeli law for the Encouragement of Capital Investments, 1959, as amended. An Approved Enterprise is eligible for significant tax rate reductions for several years following the first year in which the Company has Israeli taxable income (after consideration of tax losses carried forward). The Company realized tax savings of approximately $5.2 million, $4.2 million, and $2.2 million in 1998, 1997 and 1996, respectively, as a result of this tax holiday. Because the Israeli Company currently has four overlapping Approved Enterprise plans, the tax holidays and rate reductions which the Company will be able to realize in future years are expected to extend until 2007.


NOTE 5--COMMITMENTS AND CONTINGENCIES

Royalty Commitments

     Research and development expense for each of the three years ended December 31, 1998, 1997 and 1996 is net of research grants received by the Company from the government of Israel, and includes royalty expense for obligations to the government of Israel for sales of products developed under government-funded research. The Company obtained grants from the Office of the Chief Scientist in the Israeli Ministry of Industry and Trade ("the Chief Scientist") in the amounts of $1.6 million, $2.1 million and $1.8 million in 1998, 1997 and 1996, respectively. In 1996, the Company also received a grant in the amount of $391,000 from the Israel-U.S. Binational Industrial Research and Development Foundation ("BIRD-F"). The Company is not obligated to repay these grants; however, it has agreed to pay royalties at rates ranging from 2% to 5% of product sales resulting from the research, up to the amount of the grants obtained and for certain grants up to 150% of the grants obtained. Royalty expense under these agreements amounted to approximately $2.7 million, $1.6 million and $1.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. As of December 31, 1998, the Company is committed to pay, if and when earned, $2.8 million in additional royalties for Chief Scientist grants and $700,000 for the BIRD-F grants.


Lease commitments

     The Company leases facilities for sales offices in the U.S. and foreign locations under non-cancelable operating leases that expire from 1999 through 2003. Certain of these leases contain renewal options. The Company also leases certain equipment and vehicles under various leases with lease terms ranging from month-to-month up to one year. Future minimum payments under the facilities and equipment leases with non-cancelable terms in excess of one year are as follows as of December 31, 1998 (in thousands):


               1999.....................               $1,575
               2000.....................                1,147
               2001.....................                  383
               2002.....................                  191
               2003.....................                   83
                                                       ------
               Total.....................              $3,379
                                                       ======

Total rent expense under operating leases amounted to $2.0 million, $1.6 million, and $1.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                        MERCURY INTERACTIVE CORPORATION
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

NOTE 6--RELATED PARTIES

     At December 31, 1998, the Company held seven notes receivable with balances totaling $5.1 million from officers and key employees of the Company. These notes arose from transactions occurring on October 5, 1998 whereby the Company loaned the key employees money to purchase an aggregate of 886,428 shares of the Company's common stock at the then fair market value. These notes, which bear interest at the rate of 5% per annum, mature on December 31, 2000. Interest on the notes is due quarterly, with the principal amount and final interest payment being payable in full no later than the maturity date. If the officer or key employee's employment is terminated prior to January 1, 2001, the unpaid portion of the note would become payable in full. These notes are collateralized by the shares purchased. The receivable is shown on the balance sheets as a reduction in equity.


NOTE 7--GEOGRAPHIC REPORTING

                                                  Year ended December 31,
                                                  -----------------------
                                                      (in thousands)
                                                      -------------
                                              1998        1997          1996
                                             ------      -------      -------
Net revenue to third parties:
  North America.........................   $ 78,797     $ 49,354     $ 36,364
  Europe................................     33,140       21,223       12,003
  Israel and Rest of the World..........      9,063        6,123        6,183
                                           --------     --------     --------
     Consolidated.......................   $121,000     $ 76,700     $ 54,550
                                           ========     ========     ========

Identifiable assets:
  North America.........................   $161,751     $111,561     $ 94,748
  Europe................................     14,388       11,656        6,960
  Israel and Rest of the World..........     28,547       20,446       15,917
                                           --------     --------     --------
     Consolidated.......................   $204,686     $143,663     $117,625
                                           ========     ========     ========

     The subsidiary located in the United Kingdom accounted for 11% of the 1998 consolidated revenue to unaffiliated customers. Operations located in Israel accounted 19% of the December 31, 1998 consolidated identifiable assets. In 1997 and 1996, no subsidiary represented 10 percent or more of the related consolidated amounts.


NOTE 8--ACQUISITIONS


     On September 30, 1997, the Company acquired certain in-process technologies from Dixon Software Technology, an unrelated company, for $4.5 million and related acquisition costs of $1.0 million. As a result of this purchase, the Company recorded a one-time charge of $5.5 million during the year ended December 31, 1997.


     On November 30, 1999, the Company acquired Conduct Ltd. Under terms of the agreement, 408,000 shares of the Company's common stock were issued in exchange for all issued and outstanding convertible preferred and common shares of Conduct Ltd., and assumption of all outstanding Conduct stock options, warrants and other securities. The transaction was accounted for as a pooling of interests in the year 1999; therefore, all prior periods presented have been restated.

                        MERCURY INTERACTIVE CORPORATION
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


     Since its inception, Conduct Ltd. has not recorded any revenues. The net income for the separate companies and the combined amounts presented in the consolidated financial statements follow (in thousands).

                                                     Year ended December 31,
                                                     -----------------------
                                                          (in thousands)
                                                          -------------
                                                   1998       1997     1996
                                                  ------     ------   ------
Net Income (loss):
  Mercury Interactive Corporation...........    $21,805      $ 6,707   $4,626
  Conduct Ltd...............................     (2,280)        (975)    (391)
                                                --------     -------   ------
                                                $19,525      $ 5,732   $4,235
                                                ========     =======   ======

NOTE 9--LEGAL MATTERS



     During 1995, the Company was engaged in the defense of a lawsuit, which alleged that an employee of the Company attempted to copy a software program without authorization. The matter was settled on March 7, 1996 and, as a result, the Company recorded a charge of $2.6 million during the quarter ending March 31, 1996 reflecting settlement costs and related legal fees.


NOTE 10--SUBSEQUENT EVENTS



     In January 1999, the Company declared a two-for-one stock split in the form of a stock dividend. One additional share of the Company's common stock has been issued for each share of common stock held by shareholders of record as of February 12, 1999. New shares were distributed on March 1, 1999. All per share data contained herein has been restated to reflect the increased number of shares outstanding.

       SUPPLEMENTAL INTERIM FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Supplementary Consolidated Balance Sheets as of September 30, 1999 and December 31, 1998.......................       37

Supplementary Consolidated Statements of Operations for the nine months ended September 30, 1999 and 1998......       38

Supplementary Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and 1998......       39

Notes to Supplementary Consolidated Financial Statements.......................................................       40

                        MERCURY INTERACTIVE CORPORATION
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                (in thousands)



                                               September 30,  December 31,
                                                      1999        1998
                                                (unaudited)     (audited)
                                               -------------  -------------

ASSETS
------
Current assets:
  Cash and cash equivalents                      $    81,048   $    96,836
  Short-term investments                              72,031        13,130
  Trade accounts receivable                           30,796        27,903
  Other receivables                                    7,279         6,012
  Prepaid expenses and other current assets           12,687        10,664
                                                 -----------   -----------
     Total current assets                            203,841       154,545
Long-term deposit                                         21            --
Long-term investments                                 20,058        20,697
Property and equipment, net                           34,251        28,423
Other assets                                              --         1,021
                                                 -----------   -----------
                                                 $   258,171   $   204,686
                                                 ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable                               $     5,486   $     4,622
  Accrued liabilities                                 25,771        18,036
  Income taxes payable                                13,742        11,498
  Short-term loan                                        502            --
  Deferred revenue                                    31,430        24,122
                                                 -----------   -----------
     Total current liabilities                        76,931        58,278
                                                 -----------   -----------

Commitments and contingencies

Stockholders' equity:
  Common stock                                            77            74
  Capital in excess of par value                     145,602       128,502
  Notes receivable from issuance of stock             (6,984)       (5,130)
  Accumulated comprehensive loss                      (1,000)         (775)
  Retained earnings                                   43,545        23,737
                                                 -----------   ------------
     Total stockholders' equity                      181,240       146,408
                                                 -----------   ------------
                                                 $   258,171   $   204,686
                                                 ===========   ============

   See accompanying notes to supplemental consolidated financial statements

                        MERCURY INTERACTIVE CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)
                                  (unaudited)


                                                                  Nine months ended
                                                                   September 30,
                                                          ------------------------------
                                                               1999             1998
                                                          ------------     -------------
Revenue:
  License                                                 $     87,400     $      56,250
  Service                                                       40,200            23,750
                                                          ------------     -------------
     Total revenue                                             127,600            80,000
                                                          ------------     -------------
Cost of revenue:
  License                                                        5,546             4,424
  Service                                                       13,461             7,893
                                                          ------------     -------------
     Total cost of revenue                                      19,007            12,317
                                                          ------------     -------------

Gross profit                                                   108,593            67,683
                                                          ------------     -------------

Operating expenses:
  Research and development, net                                 17,656            11,633
  Marketing and selling                                         61,486            39,158
  General and administrative                                     8,209             6,026
                                                          ------------     -------------
     Total operating expenses                                   87,351            56,817
                                                          ------------     -------------

Income from operations                                          21,242            10,866
Other income, net                                                4,101             3,030
                                                          ------------     -------------
Income before provision for income taxes                        25,343            13,896
Provision for income taxes                                       5,535             3,119
                                                          ------------     -------------
Net income                                                $     19,808     $      10,777
                                                          ============     =============
Net income per share (basic)                              $       0.52     $        0.31
                                                          ============     =============
Net income per share (diluted)                            $       0.47     $        0.28
                                                          ============     =============


Weighted average common shares (basic)                          37,771            34,879
                                                          ============     =============
Weighted average common shares
  and equivalents (diluted)                                     42,172            39,116
                                                          ============     =============


    See accompanying notes to supplemental consolidated financial statements

                        MERCURY INTERACTIVE CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)


                                                                               Nine months ended
                                                                                 September 30,
                                                                     -----------------------------------
                                                                           1999                  1998
                                                                     -------------          ------------
Cash flows from operating activities:
    Net income                                                        $     19,808          $     10,777

 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization                                              4,195                 3,854
  Changes in assets and liabilities:
    Trade accounts receivable                                               (2,893)                4,204
    Other receivables                                                       (1,267)                  427
    Prepaid expenses and other current assets                               (1,472)               (4,406)
    Accounts payable                                                           864                    68
    Accrued liabilities                                                      8,237                   320
    Income taxes payable                                                     2,244                 1,745
    Deferred revenue                                                         7,308                10,394
                                                                     -------------          ------------
     Net cash provided by operating activities                              37,024                27,383
                                                                     -------------          ------------

Cash flows from investing activities:
 Purchases of investments, net                                             (58,262)              (13,426)
 Acquisition of property and equipment, net                                 (9,573)              (11,710)
                                                                     -------------          ------------
     Net cash used in investing activities                                 (67,835)              (25,136)
                                                                     -------------          ------------

Cash flows from financing activities:
 Proceeds from issuance of common stock, net                                17,102                12,305
 Notes receivable from issuance of stock                                    (1,854)                   --
                                                                     -------------          ------------
     Net cash provided by financing activities                              15,248                12,305
                                                                     -------------          ------------

Effect of exchange rate changes on cash                                       (225)                 (178)

Net increase (decrease) in cash and cash equivalents                       (15,788)               14,374
Cash and cash equivalents at beginning of period                            96,836                57,291
                                                                     -------------          ------------
Cash and cash equivalents at end of period                            $     81,048          $     71,665

                                                                     =============          ============



    See accompanying notes to supplemental consolidated financial statements

                       MERCURY INTERACTIVE CORPORATION
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1. The accompanying unaudited supplemental consolidated financial statements include Mercury Interactive Corporation and its subsidiaries (collectively, the "Company").

     These supplemental consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated.

     These supplemental consolidated financial statements have been prepared to give retroactive effect to the acquisition of Conduct Ltd. in November 1999.

     These supplemental consolidated financial statements do not reflect the effect of the two-for-one stock split announced on January 13, 2000.

2. The effective tax rate for the nine months ended September 30, 1999 differs from statutory tax rates principally because of special reduced taxation programs sponsored by the government of Israel.

3. The Company obtained no grants for research and development from the Office of the Chief Scientist in the Israeli Ministry of Industry and Trade in the nine months ended September 30, 1999, and obtained grants in the amount of $1.6 million in the nine months ended September 30, 1998. These grants were accounted for using the cost reduction method, under which research and development expenses were decreased by the amounts of the grants. The Company is not obligated to repay these grants; however, it has agreed to pay royalties at rates ranging from 2% to 5% of product sales resulting from the research, up to the amount of the grants obtained and, for certain grants, up to 150% of the grants obtained. Royalty expense under these agreements amounted to approximately $2.8 million for the nine months ended September 30, 1999, respectively, and $1.8 million for the nine months ended September 30, 1998. The Company has not applied for, nor does it expect to apply for, any future Chief Scientist grants.

4. Earnings per share are calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128"). SFAS 128 requires the Company to report both basic earnings per share, which is the weighted-average number of common shares outstanding, and diluted earnings per share, which includes the weighted-average number of common shares outstanding and all dilutive potential common shares outstanding. For the nine months ended September 30, 1999 and 1998, dilutive potential common shares outstanding reflected shares issuable under the Company's stock option plans. The following table summarizes the Company's earnings per share computations for the nine months ended September 30, 1999 and 1998:



                                             Net    Average  Earnings
                                           income   shares   per share
                                           -------  -------  ---------
     September 30, 1999:
             Basic earnings per share....  $19,808   37,771      $0.52
             Dilutive adjustments........        -    4,401
                                           -------   ------
             Diluted earnings per share..  $19,808   42,172      $0.47
                                           =======   ======

     September 30, 1998:
             Basic earnings per share....  $10,777   34,879      $0.31
             Dilutive adjustments........        -    4,237
                                           -------   ------
             Diluted earnings per share..  $10,777   39,116      $0.28
                                           =======   ======

                       MERCURY INTERACTIVE CORPORATION
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



     At September 30, 1999, options to purchase 41,000 shares of common stock with an average price of $64.56 were considered anti-dilutive because the options' exercise price was greater than the average fair market value of the company's common stock for the quarter then ended. At September 30, 1998, there were no options considered anti-dilutive.

5. The Company reports components of comprehensive income in its annual consolidated statement of shareholders' equity. Other comprehensive income consists of net income and foreign currency translation adjustments. The Company's total comprehensive income (loss) were as follows:

                                                     Nine months ended
                                                       September 30,
                                              ----------------------------
                                                   1999             1998
                                              -----------      -----------
Net income                                    $    19,808      $    10,777
Other comprehensive gain (loss)                      (225)            (178)
                                              -----------     ------------
Other comprehensive income                    $    19,583      $    10,599
                                              ===========      ===========

6. In March 1998, the AICPA issued Statement of Position 98-4, "Deferral of Effective Date of a provision of SOP 97-2" ("SOP 98-4"). SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). Different informal and non-authoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"), in December 1998 which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 have not had and are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

7. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133" ("SFAS 137"). SFAS 137 defers for one year the application of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The adoption of SFAS 133 AND SFAS 137 have not had and are not expected to have a material impact on the Company's results of operations, financial position or cash flows.

8. Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires companies to report financial and descriptive information about their reportable operating segments. The Company has three reportable operating segments including the Americas, Europe, and the Rest of the World, which includes Israel. These segments are organized, managed and analyzed geographically and operate in one industry segment: the development and marketing of automated software testing tools and related services. The Company evaluates operating segment performance based primarily on net revenues and certain operating expenses. The Company's products are marketed internationally through the Company's subsidiaries and through referral partners, system integrators, distributors and value-added resellers. Financial information for the Company's operating segments is summarized below for the nine

                        MERCURY INTERACTIVE CORPORATION
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



     months ended September 30, 1999 and 1998:

                                                                                             Nine months ended
                                                                                               September 30,
                                                                                          -----------------------
                                                                                           1999              1998
                                                                                          -----------    ---------
     Net revenue to third parties:
         Americas..........................................................              $   84,800         $  52,497
         Europe............................................................                  32,800            21,640
         Rest of the World.................................................                  10,000             5,863
                                                                                         ----------      ------------
            Consolidated...................................................              $  127,600         $  80,000
                                                                                         ==========       ===========

                                                                                      September 30,       December 31,
                                                                                          1999                1998
                                                                                       -----------        -----------
     Identifiable assets:
         Americas..........................................................
         Europe............................................................              $ 178,977           $ 161,751
         Rest of the World.................................................                 15,604              14,388
            Consolidated...................................................                 63,590              28,547
                                                                                       -----------          ----------
                                                                                         $ 258,171           $ 204,686
                                                                                       ===========          ==========

     The subsidiary located in the United Kingdom accounted for 11% of the consolidated net revenue to unaffiliated customers for the nine months ended September 30, 1999 and 1998. Operations located in Israel accounted for 22% of the consolidated identifiable assets at September 30, 1999, and accounted for 18% of the consolidated identifiable assets at December 31, 1998. No other subsidiary represented 10% or more of the related consolidated amounts for the periods presented.

9. On November 30, 1999, the Company acquired Conduct Ltd. Under terms of the agreement, 408,000 shares of the Company's common stock were issued in exchange for all issued and outstanding convertible preferred and common shares of Conduct Ltd., and assumption of all outstanding Conduct stock options, warrants and other securities. The transaction was accounted for as a pooling of interests in the year 1999; therefore, all prior periods presented have been restated.

     Since its inception, Conduct Ltd. has not recorded any revenues. The net income for the separate companies and the combined amounts presented in the supplemental consolidated financial statements follow (in thousands).

                                                                                            Nine months ended
                                                                                              September 30,
                                                                                     ----------------------------
                                                                                          1999             1998
                                                                                     -----------      -----------
            Net income (loss):
                Mercury Interactive Corporation............................            $  22,143       $   12,478
                Conduct Ltd. ..............................................               (2,335)          (1,701)
                                                                                      ----------      -----------
                   Consolidated............................................            $  19,808       $   10,777
                                                                                      ==========      ===========